Exhibit (j)
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the reference to us in this Registration Statement on Form N-1A of GMO Trust relating to GMO Special Situations Fund under the headings “Investment Advisory and Other Services — Independent Registered Public Accounting Firm”, and “Portfolio Transactions — Ongoing Arrangements to Make Portfolio Holdings Available.”
/s/ PRICEWATERHOUSECOOPERS LLP
Boston, Massachusetts
July 27, 2007